Exhibit 99.1

Company Contact:

Matthew Pfeffer

Chief Financial Officer

(661) 775-5300

mpfeffer@mannkindcorp.com

MannKind Receives Commitment from The Mann Group to Acquire 40,000,000 Shares of

Common Stock and Warrants to Purchase Common Stock

VALENCIA, California – October 18, 2012 – MannKind Corporation (Nasdaq: MNKD) today announced that it has entered into a purchase agreement with The Mann Group LLC, an entity controlled by MannKind’s chief executive officer and principal stockholder, Alfred E. Mann, for the sale of shares of its common stock and warrants to purchase its common stock to The Mann Group. The Mann Group has committed to purchase 40,000,000 restricted shares of MannKind’s common stock and restricted warrants to purchase up to an aggregate of 30,000,000 restricted shares of MannKind’s common stock, the same number of firm shares and warrants that are expected to be sold in the concurrent public offering, which was initially announced on October 17, 2012. The warrants will be exercisable at a price of $2.60 per share and will expire 53 weeks from the date of issuance. The shares to be purchased by The Mann Group will be sold at $2.59 per share, the consolidated closing bid price for MannKind’s common stock as reported by The NASDAQ Global Market on October 17, 2012, and the restricted warrants to be purchased by The Mann Group will be priced at $0.125 for each share of MannKind’s common stock underlying such warrants, resulting in an aggregate purchase price of approximately $107.4 million.

This aggregate purchase price will be paid by cancellation of principal indebtedness under MannKind’s existing revolving loan arrangement with The Mann Group. At October 5, 2012, the principal amount outstanding under the loan arrangement was $224.6 million, and MannKind had $20.4 million remaining of available borrowings under the arrangement. The closing of this purchase is expected to take place following receipt of stockholder approval to increase the number of MannKind’s authorized shares of common stock as necessary for the potential new issuances. Pursuant to the terms of the loan arrangement, the amount of principal indebtedness cancelled in connection with the closing of the sale of common stock and warrants to The Mann Group will become available for reborrowing by MannKind.

The shares of MannKind common stock and warrants to purchase shares of MannKind common stock offered and anticipated to be sold to The Mann Group pursuant to the purchase agreement have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About MannKind

MannKind Corporation (Nasdaq: MNKD) focuses on the discovery, development and commercialization of therapeutic products for patients with diseases such as diabetes and cancer. Its lead product candidate, AFREZZA®, is in late stage clinical investigation for the treatment of adults with type 1 or type 2 diabetes for the control of hyperglycemia.

Forward-Looking Statements

This press release contains forward-looking statements, including statements associated with MannKind’s expectations with respect to the completion, timing and size of and other details regarding its proposed financings, the receipt of stockholder approval to increase the number of its authorized shares, and the payment of shares and warrants through cancellation of existing indebtedness, that involve risks and uncertainties. Words such as “believes”, “anticipates”, “plans”, “expects”, “intends”, “will”, “goal”, “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon MannKind’s current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks associated with market conditions and the satisfaction of customary closing conditions related to the proposed public offering, the receipt of stockholder approval to increase the number of MannKind’s authorized shares, the progress, timing and results of clinical trials, difficulties or delays in seeking or obtaining regulatory approval, the manufacture of AFREZZA, competition from other pharmaceutical or biotechnology companies, MannKind’s ability to enter into any collaborations or strategic partnerships, intellectual property matters, stock price volatility and other risks detailed in MannKind’s filings with the Securities and Exchange Commission, including its quarterly report on Form 10-Q for the quarter ended June 30, 2012. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.